UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 11, 2016 (February 5, 2016)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4643 S. Ulster Street, Suite 970, Denver, CO		80237
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (303) 993-3200

877 North 8th West, Riverton, WY 82501
(Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

□ Written communications pursuant to Rule 425 under the Securities Act

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.06. Material Impairments.

As discussed in its 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2015, in February 2006 the Company) reacquired the Mt. Emmons molybdenum mining project (the “Project”). The Company’s net capitalized costs related to the Project currently amount to approximately $22.8 million. The Company has not conducted any extractive mining operations at the Project but for each of the three years in the period ended December 31, 2015. Aggregate annual expenses of approximately $3.0 million have been incurred related to operation of the water treatment plant (“WTP”) and holding costs associated with the mining properties.

The market price for molybdenum oxide decreased significantly from approximately $11 per pound during 2013 and 2014 to approximately $5 per pound by the fourth quarter of 2015. During 2015 oil and gas commodity prices have also remained at depressed levels which has significantly impacted the Company’s oil and gas segment and has resulted in an erosion of the Company’s liquidity whereby operating cash flow may not be sufficient to fund the ongoing annual expenses of the Project indefinitely.

In light of the deteriorating market for molybdenum and the considerable ongoing costs related to the Project, during 2015 the Company began to consider the viability of alternative structures to the development of the Project that could result in a sharing or elimination of the ongoing costs and liabilities of the Project.

In a meeting of the Company’s Board of Directors on February 5, 2016, the decision was made to change from a long-term development strategy for the Project to the authorization to negotiate a disposal of the Project, which triggered an evaluation for impairment of the net carrying value. Accordingly, the Company expects to record an aggregate impairment charge of approximately $22.8 million in the fourth quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: February 11, 2016	By:	/s/ David A. Veltri
David A. Veltri, CEO